Exhibit 10.10

EIGHTH AMENDMENT TO LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (“this Eighth Amendment”) is made as of September 27, 2019 (“Eighth Amendment Effective Date”), by and between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company, having an address at 385 E Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), and MAXCYTE, INC., a Delaware corporation, having an address at 22 Firstfield Road, Suite 110, Gaithersburg, Maryland 20878 (“Tenant”).

RECITALS

A.       Landlord and Tenant have entered into that certain Lease Agreement (“Original Lease”) dated as of June 4, 2004, as amended by a First Amendment to Lease dated July 14, 2004 (“First Amendment”), a letter agreement dated April 3, 2006 (“Letter Agreement”), a Second Amendment to Lease Agreement dated October 15, 2007 (“Second Amendment”), a Third Amendment to Lease Agreement dated February 17, 2009 (“Third Amendment”), a Fourth Amendment to Lease Agreement dated April 2, 2013 (“Fourth Amendment”), a Fifth Amendment to Lease Agreement dated November 20, 2014 (“Fifth Amendment”), a Sixth Amendment to Lease Agreement dated July 21, 2015 (“Sixth Amendment”), and a Seventh Amendment to Lease Agreement dated April 20, 2017 (“Seventh Amendment”, the Original Lease, the First Amendment, the Letter Agreement, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the Seventh Amendment are hereinafter collectively referred to as the “Lease”), wherein Landlord leased to Tenant certain premises located at 22 Firstfield Road, Gaithersburg, Maryland 20878, as more particularly described in the Lease

B.       Landlord and Tenant desire to amend the Lease to, among other things, extend the Term of the Lease for a period of 45 months from February 1, 2020 to October 31, 2023, to provide a tenant improvement allowance, and to provide an option, exercisable by Tenant, to terminate the Lease under certain conditions.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows

1.             Third Extended Term; Base Rent Adjustment. The Term of the Lease expires at midnight on January 31, 2020 Effective as of the date hereof, Landlord and Tenant hereby revise the Lease to extend the Term of the Lease for a period of 45 months (“Third Extended Term”), beginning on February 1, 2020 and, unless earlier terminated, ending at midnight on October 31, 2023 Beginning on February 1, 2020 and on each anniversary thereafter (each an “Adjustment Date”), the Base Rent shall be increased by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date Base Rent, as so adjusted, shall thereafter be due as provided herein Base Rent adjustments for any fractional calendar month shall be prorated.

2.             Termination Option. Notwithstanding anything to the contrary contained herein, Tenant shall have a one-time option to terminate the Lease (“Termination Option”) in accordance with the following terms and conditions.

a.     Tenant Gives Notice. If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) at any time from and after February 1, 2021 of Tenant’s exercise of the Termination Option Landlord must receive the Termination Notice no later than the date that is 12 full months before the Termination Date. Time is of the essence with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Section.

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b.     Termination Date. If Tenant gives the Termination Notice and complies with all the provisions in this Section, this Lease shall terminate at midnight at the end of 12th month after the Termination Notice (“Termination Date”).

c.     Termination Fee Must Accompany Notice. For the Termination Notice to be effective, it must be accompanied by the Termination Fee (as defined below), which Termination Fee shall be payable only in certified funds. For purposes of this Section, “Termination Fee” means an amount equal to the unamortized amount of the following (which shall be amortized on a straight-line basis) (i) the Eighth Amendment Tl Allowance (as defined below), and (ii) the brokerage commission paid to Edge Commercial Real Estate (“Edge”) by Landlord in connection with this Eighth Amendment (which Termination Fee shall be calculated by Landlord).

d.     Tenant’s Obligation Survives Termination. Tenant’s obligations to pay Rent and Additional Rent under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

e.     Landlord May Cancel and Void Termination if Tenant in Default. Notwithstanding the foregoing provisions of this Section, if Tenant shall exercise the Termination Option when it is in Default, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and the Lease shall continue in full force and effect for the full Term unaffected by Tenant’s exercise of the Termination Option. If Landlord does not cancel Tenant’s exercise of the Termination Option after such Default, Tenant shall cure any Default within the period of time specified in the Lease and this obligation shall survive the Termination Date.

f.      Tenant Shall Surrender Space by Termination Date. If Tenant exercises the Termination Option, Tenant shall surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and in accordance with the provisions of the Lease (including, but not limited to, Section 28), and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant.

g.     Failure to Surrender Makes Tenant a Holdover. If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the Termination Date, and in such event, Tenant shall be subject to the provisions of Section 8 relating to holdover tenancies.

h.     Lease Ceases After Termination. If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, the Lease shall cease and expire on the Termination Date with the same force and effect as if the Termination Date were the date originally provided in the Lease.

i.      No Option After Sublet or Assignment. If the Lease has been assigned or all or a portion of the Premises has been sublet, the Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Termination Option during the term of such assignment or sublease.

3.             Eighth Amendment Tl Allowance. Landlord shall provide to Tenant a tenant improvement allowance in an amount equal to $5 per rentable square feet of the Premises (excluding, however, the storage space containing approximately 209 rentable square feet located on the second floor of the Building), i.e., $5 x 7,638/rsf = $38,190 (“Eighth Amendment Tl Allowance”), to be used by Tenant as set forth in this Section Other than funding the Eighth Amendment Tl Allowance, Landlord shall have no other obligation whatsoever with respect to making any leasehold or other improvements to the Premises, Suite 150, and/or Suite 180 in the Building Landlord’s obligations with respect to the Eighth Amendment Tl Allowance shall cease upon disbursement in full of the Eighth Amendment Tl Allowance to or on behalf of Tenant The Eighth Amendment Tl Allowance shall be used to reimburse Tenant only for modifications of or physical improvements to the Premises desired by Tenant (“Tenant Improvements”), including the hard construction costs associated with constructing the Tenant Improvements and the customary “soft” costs associated with the Tenant Improvements (including, without limitation, architectural, design and engineering fees, and the cost of procuring permits) Tenant shall have no right to any portion of the Eighth Amendment Tl Allowance that is not requested by Tenant before the date that is 180 days after the Eighth Amendment Effective Date.

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a.     Tenant Improvements; Insurance. The Tenant Improvements shall automatically and immediately become Landlord’s property and shall not be subject to any liens or encumbrances, nor shall Tenant have the right to remove the Tenant Improvements from the Premises at the expiration of the Term. Landlord’s approval of the Tenant Improvements shall not be unreasonably withheld, delayed, or conditioned. Tenant shall construct and perform the Tenant Improvements in strict compliance with the applicable terms of the Lease, including, but not limited to, Section 12 (Alterations and Tenant’s Property). In no event shall any portion of the Eighth Amendment Tl Allowance be used towards (or pay for) furniture, equipment, or personal property, or as a credit towards Tenant’s rental obligations under the Lease. Before the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including any architect), and certificates of insurance from any contractor performing any part of the Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor, if any, to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

b.     Reimbursement. Upon submission by Tenant to Landlord of reasonably detailed written evidence (including invoices and receipts) of the expenses incurred by Tenant with respect to the Tenant Improvements, Landlord shall promptly (but within 30 days) reimburse Tenant for such expenses from the Eighth Amendment Tl Allowance or, if Tenant so requests, pay such expenses directly to the general contractor that performed the Tenant Improvements, but in all cases only to the extent of the Eighth Amendment Tl Allowance Landlord shall make the Eighth Amendment Tl Allowance available to Tenant for any expenses incurred with respect to the Tenant Improvements made for a period of 180 days after the Eighth Amendment Effective Date. Tenant shall not make more than one such submission each month to Landlord.

4.             Miscellaneous.

a.     Terms used in this Eighth Amendment and not otherwise defined shall have the meanings ascribed to them in the Lease.

b.     This Eighth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Eighth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

c.     This Eighth Amendment is binding on and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

d.     This Eighth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U S federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes Electronic signatures shall be deemed original signatures for purposes of this Eighth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

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e.     Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent, or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction other than Edge. Edge, which represents Tenant, shall be paid by Landlord pursuant to a separate agreement between Landlord and Edge Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker (other than Edge) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this transaction.

f.      Except as amended and/or modified by this Eighth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Eighth Amendment In the event of any conflict between the provisions of this Eighth Amendment and the provisions of the Lease, the provisions of this Eighth Amendment shall prevail. Regardless of whether specifically amended by this Eighth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Eighth Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment under seal as of the day and year first above written.

TENANT:

MAXCYTE, INC.,
a Delaware corporation

By:	/s/ Ron Holtz	(SEAL)
Name:	Ron Holtz
Its:	Chief Financial Officer

LANDLORD:

ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC,
a Delaware limited liability company,

By:	ARE-GP/VI HOLDINGS QRS CORP.,
a Delaware corporation,
its managing member

By:	/s/ Jennifer Banks	(SEAL)
Name:	Jennifer Banks
Its:	Co-Chief Operating Officer & General Counsel